Exhibit 99.1

VMware Announces $500 million Stock Purchase Agreement with Dell
PALO ALTO, CA -- -- December 15, 2016 -- VMware, Inc. (NYSE: VMW), a global leader in cloud infrastructure and business mobility, today announced that VMware has entered into a Stock Purchase Agreement with Dell Technologies, Inc., under which VMware agreed to purchase $500 million worth of VMware Class A Common Stock currently held by Dell’s subsidiary, EMC Corporation. Separately, Dell Technologies plans to use the $500 million proceeds to repurchase the Dell tracking stock for VMware, DVMT, as described in Dell’s announcement today.
The $500 million stock purchase is expected to be completed during VMware’s first fiscal quarter ending May 5, 2017. The impact of the $500 million Stock Purchase Agreement on VMware’s Q4 fiscal 2016 and full year 2016 diluted share count and non-GAAP earnings per share is not expected to be material. This $500 million stock purchase is the only stock purchase plan currently authorized. As VMware disclosed on its Q3 2016 earnings call, a previously authorized $1.2 billion stock buyback was completed in early Q4 2016. VMware intends to comment on additional plans for returns of capital to stockholders, if any, during VMware’s Q4 2016 earnings conference call in January 2017.
About VMware
VMware, a global leader in cloud infrastructure and business mobility, helps customers accelerate their digital transformation. VMware enables enterprises to master a software-defined approach to business and IT with VMware Cross-Cloud Architecture™ and solutions for the data center, mobility, and security. With 2015 revenue of $6.6 billion, VMware is headquartered in Palo Alto, CA and has over 500,000 customers and 75,000 partners worldwide.
Forward-Looking Statements
This press release contains forward-looking statements including, among other things, statements regarding the timing of VMware’s purchase of shares of its Class A common stock from Dell, Dell’s plans for use of the proceeds from VMware, the expectation that the impact of the stock repurchase on VMware’s Q4 and full year 2016 diluted share count and non-GAAP earnings per share will be immaterial, VMware’s intention to comment on additional plans for returns of capital to stockholders, if any at its Q4 2016 earnings call and the timing of such call. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) VMware’s relationship with Dell Technologies and Dell’s ability to control matters requiring stockholder approval, including the election of VMware’s board members and matters relating to Dell’s investment in VMware; (iii) changes in VMware’s financial condition; (iv) the ability of VMware and Dell to satisfy the closing conditions in the Stock Purchase Agreement on a timely basis; and (v) market conditions, regulatory requirements and other corporate considerations that could affect the timing and the extent to which Dell repurchases shares of its Class V common stock. These forward-looking statements are made as of the date of this press release, are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including VMware’s most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.
Contacts:
Paul Ziots
VMware Investor Relations
pziots@vmware.com
650-427-3267
Michael Thacker
VMware Global Communications
mthacker@vmware.com